Exhibit 10.56

THE DUN & BRADSTREET CORPORATION

2009 STOCK INCENTIVE PLAN

STOCK OPTION AWARD

([DATE])

This STOCK OPTION AWARD (this “Award”) is being granted to «Fname» «Lname» (the “Participant”) as of this      day of             , YYYY (the “Grant Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

1. Grant of Stock Option. The Company hereby grants to the Participant pursuant to the Plan the right and option (an “Option”) to purchase, subject to the terms of this Award and the Plan and subject to the vesting provisions of Section 3, all or any part of the aggregate of «Options» shares of the Company’s common stock, par value $.01 per share (the “Shares”), at a purchase price per Share of «$ Grant Price», which is the Fair Market Value per Share on the Grant Date (the “Option Price”). This Option is a non-qualified stock option and, accordingly, does not qualify as an incentive stock option under Section 422 of the Code.

2. Term of Option. This Option shall expire on the tenth (10) anniversary of the Grant Date (the “Expiration Date”) and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 4 of this Award.

3. Vesting. Except as otherwise provided herein, this Option shall vest in equal installments on the first, second, third and fourth anniversaries of the Grant Date (i.e., 25% on each anniversary) and shall be exercisable only to the extent that it has vested. Except as provided in Section 4(b), this Option shall cease to vest upon the Participant’s termination of active employment, and may be exercised after the Participant’s date of termination only as set forth below.

4. Termination of Employment.

(a) Vesting and Exercisability Upon Termination of Employment by Death or Disability. If the Participant’s employment with the Company and its

Affiliates terminates by reason of death or Disability on or after the first anniversary of the Grant Date, (i) the unvested portion of such Option shall immediately vest in full and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining term of the Option or (B) five years after the date of termination.

(b) Vesting and Exercisability Upon Termination of Employment by Retirement. If the Participant’s employment with the Company and its Affiliates terminates by reason of Retirement on or after the first anniversary of the Grant Date, the unvested portion of the Option shall continue to vest (to the extent that it is not yet vested) and may thereafter be exercised during the shorter of (i) the remaining term of the Option or (ii) five years after the date of such termination of employment (the “Post-Retirement Exercise Period”), but only to the extent such Option was vested (including any vesting that occurs during the Post-Retirement Exercise Period) at the time the Option is exercised; provided, however, that if the Participant dies within the Post-Retirement Exercise Period, the unexercised portion of the Option may thereafter be exercised during the shorter of (i) the remaining term of the Option or (ii) the period that is the longer of (A) five years after the date of such termination of employment or (B) one year after the date of death (the “Special Exercise Period”), but only to the extent such Option was vested (including any vesting that occurs during the Special Exercise Period) at the time the Option is exercised.

(c) Effect of Other Termination of Employment. If the Participant’s employment with the Company and its Affiliates terminates (i) for any reason (other than death, Disability or Retirement on or after the first anniversary of the Grant Date) or (ii) for any reason prior to the first anniversary of the Grant Date, the unexercised portion of the Option may thereafter be exercised during the period ending 90 days after the date of such termination of employment, but only to the extent such Option was vested at the time of such termination of employment.

5. Manner of Exercise.

(a) Option Exercise and Issuance of Shares. Until the Company determines otherwise, Option exercises and delivery of Shares will be administered by an independent third-party broker selected from time to time by the Company.

(b) Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Company, with all Applicable Laws including, without limitation, the Company’s insider trading policy.

6. Tax Withholding.

(a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related items related to the Participant’s participation in the Plan (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Notwithstanding anything to the contrary contained in this Award, it is a condition to the obligation of the Company to issue and deliver the Shares that the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding of Tax-Related Items of the Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to withhold all applicable Tax-Related Items by one or a combination of the following: (1) withholding from a payment of cash or check from the Participant, (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, (3) from proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), or (4) withholding from Shares to be issued upon exercise of the Option.

(c) To avoid negative accounting treatment, the Company or the Employer may withhold or account for Tax-Related Items (including withholding pursuant to applicable tax equalization policies of the Company or its Affiliates) by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

(d) Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this section.

7. Nontransferability of Option. This Option shall not be transferable by the Participant otherwise than by Beneficiary Designation, by will, by the laws of descent and distribution or pursuant to a domestic relations order. Except with respect to a transfer pursuant to a domestic relations order, during the lifetime of the Participant this Option may only be exercised by the Participant.

8. Change in Control. If there is a Change in Control of the Company, the unvested portion of the Option shall become fully vested and exercisable as of the date of the Change in Control provided the Participant remains in the continuous employ of the Company or its Affiliates from the Grant Date until the date of the Change in Control.

9. Change in Capital Structure. The terms of this Option, including the number of Shares subject to this Option, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.

10. Privileges of Stock Ownership. The Participant shall not have any of the rights of a shareholder of the Company with respect to any Shares until the Shares are issued to the Participant and no adjustment shall be made for cash distributions in respect of such Shares for which the record date is prior to the date upon which such Participant or Permitted Transferee shall become the holder of record thereof.

11. Detrimental Conduct Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Detrimental Conduct Agreement in the form provided by the Company to the Participant.

12. Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary Department, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

13. No Rights to Continued Employment. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. Participation in the Plan with respect to this Option award shall not entitle the Participant to participate with respect to any other award. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of determining the Participant’s termination indemnity, severance pay, retirement or pension payment, or any other Participant benefits, except to the extent required under applicable law.

14. Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

16. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

18. Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. Governing Law.

(a) The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

(b) Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.

(c) Each of the Company and the Participant waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of New Jersey and its appellate courts, and (b) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.

IN WITNESS WHEREOF, this Stock Option Award has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By: